EXHIBIT 4.15


                              CONSULTING AGREEMENT


This agreement is effective as of November 25, 1995, by and between CHINA BIOMEDICAL GROUP, INC., a Utah Corporation ( the "Company"), and Barlow, Lyde & Gilbert, (the "Consultant").

The Company desires to retain the Consultant to provide advice and consultancy on various legal matters thereby to improve the legal structure, management systems and controls of the Company and the Consultant agrees to such engagement upon the terms set forth below.


1.       DUTIES AND INVOLVEMENT

         a. The Company hereby engages Consultant, as an independent contractor and not as an employee, to provide advice to and consult with the Company's management concerning the matters set out above.

         b. Consultant acknowledges that he is not an officer, director, or agent of the Company, that he is not and will not be responsible for any management decisions on behalf of the Company and that he may not commit the Company to any action. Any and all arrangements or agreements that Consultant may negotiate for the Company will be subject to acceptance by the Company, to be evidenced by execution by an authorized officer, or the Company. Consultant represents that he does not have, through stock ownership or otherwise, the power to control the Company nor to exercise any dominating influence over its management.

         c. The Consultant shall devote such of his time and effort to the duties hereunder and shall use his best efforts to fulfill obligations hereunder; however, the Company acknowledges that the Consultant is engaged in other business activities and that such activities will continue during the term of this Agreement.


2.       TERM

         This Agreement shall continue for a term of twelve months from the effective date hereof. Consultant's employment hereunder may be terminated during the term of this Agreement under the following circumstances:

         a. Disability: If, as a result of Consultant's incapacity due to physical or mental illness, Consultant shall have been unable to perform his duties hereunder on a full time basis for one full monthly, and within 10 days after written notice of termination is given shall not have returned to the performance of his duties hereunder, the Company may terminate Consultant's employment hereunder.

         b. Termination with Notice: After an initial non-cancellation period of 30 days from the date of "Effective Registration", referred to in Clause 4, the Company or the Consultant may terminate this Agreement at any time upon 30 days notice, provide that the Consultant agrees to return to the Company a pro rata portion of the compensation issued to him under paragraph 3.


3.       COMPENSATION

         a. As full compensation for all services hereunder, the Company shall grant to the Consultant up to 9,000 common shares of the Company (the "Shares"), based on performance on specific projects as assigned by the Company and agreed to by the Consultant. The Shares shall be issued to the Consultant from time to time and by mutual agreement that specific goals and objectives have been satisfactorily met by the Consultant.

         b. The execution of this Stock Option Agreement in the form hereof has been duly authorized by a resolution of the Board of Directors of the Company, adopted on November 25, 1995, and incorporated herein.

         c. The Company agrees to cause certificates for the shares issued hereunder to be delivered to the Consultant. Certificates are to be registered under a Form S8 registration statement, as expressed in paragraph 4 hereunder.


4.       REGISTRATION

         Upon signing this agreement, the shares shall be immediately registered on Form S8. Such registration to be duly filed ("Effective Registration") within 10 days of the date of this Agreement.


5.       TAXES AND OTHER LIABILITIES

         Consultant acknowledges and agrees that he is an independent contractor and not as employee of the Company. As such, Consultant acknowledges that he is responsible for all self-employment and other tax payable to any federal, state or local authority and any other obligation or liabilities arising from his engagement and compensation hereunder, including any liabilities which might arise under Section 15 of the Securities and Exchange Act of 1934 ("1934 Act") due to Consultant receipt of the Shares pursuant to this Agreement. The Consultant is also responsible for making or amending any filings required under
Section 13 or 16 of the 1934 Act.

         The undersigned hereby acknowledges receipt of an executed original of this Consulting Agreement and accepts the terms and conditions hereof.



By: /s/ Illegible                                       Date: 25/NOV/95
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          Chairman
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           Title



By: /s/ Illegible
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   Illegible                     Consultant
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